Exhibit 99.2
USANA Health Sciences, Inc.	October 25, 2022

Q3 2022 Management Commentary

Key Financial & Operating Results

•	Third quarter net sales were $233 million as compared with $274 million during the third quarter of the prior year.
•	Third quarter diluted EPS totaled $0.78 versus $1.36 during the third quarter of 2021.
•	Company revises fiscal 2022 net sales and diluted EPS outlook to $955 million to $975 million and $3.15 to $3.40, respectively.

Overview

Third quarter operating results were primarily affected by a more challenging than anticipated operating environment in Asia Pacific. A strengthening U.S. dollar also negatively impacted net sales by roughly 6%. Despite these challenges, operating cash flow generation in the quarter was $29 million.

COVID-related disruptions in several markets in Asia Pacific persisted throughout the quarter and negatively affected our sales momentum and Active Customer counts. Consumer sentiment in this region also became more challenging during the quarter, which we believe is attributable largely to increasing inflationary pressure on consumers in many of our markets in this region.

Operationally, material and labor costs continued to rise, which weighed on our margins and profitability during the third quarter. The stronger U.S. dollar also contributed to margin compression during the period. We are working to better align our cost structure with current and expected sales performance while continuing to invest in select strategic initiatives that we believe are essential to position USANA to return to long-term growth.

Despite a challenging environment, we continued to make progress on our digital strategy through various initiatives. We successfully launched our updated onboarding program across all markets. We also rolled out new features and updates to our China shopping app as part of our commitment to provide our customers with the best overall shopping experience.

For the remainder of fiscal 2022, the operating environment in many of our markets remains unpredictable. We entered the fourth quarter with a lower than anticipated number of Active Customers, which we expect to pressure our results for the quarter. As such, we’ve adjusted our fiscal 2022 net sales and earnings per share outlook accordingly.

We are evaluating and executing several short-term initiatives to regain momentum in our business, including 1) new and modified incentives in various markets and regions to make our overall incentive offering more rewarding and attractive to our sales force; 2) more targeted, relevant in-person communications amongst our management team and Associate leaders; and 3) accelerating our return to live sales force meetings and events in markets where that is possible.

Although we believe these new incentives provide an attractive opportunity to encourage engagement from our sales force, the benefit to net sales and Active Customer counts from these incentives is anticipated to build steadily over time. We plan to introduce these incentives and programs during the latter part of the fourth quarter of 2022 through the first quarter of 2023. We believe that these efforts, combined with further assessment of our promotional strategy, will begin to generate momentum in the year ahead. We remain confident in the overall health of our business and believe that successful execution on our strategic initiatives will position USANA to return to long-term growth.

Q3 2022 Results

Consolidated Results
Net Sales	$233 million	•-15% vs. prior-year quarter •-9% constant currency vs. prior-year quarter •-$15 million YOY FX impact, or -6% •-9% sequentially in constant currency
Diluted EPS	$0.78	•-43% vs. prior-year quarter •-22% sequentially •Diluted shares of 19.3 million, -4% year-over-year
Active Customers	474,000	•-18% vs. prior-year quarter •-15% sequentially

Balance Sheet and Share Repurchase Activity

We generated $29 million in operating cash flow during the third quarter and ended the quarter with $247 million in cash and cash equivalents, and debt-free. We did not repurchase shares during the quarter and, as of October 1, 2022, the Company had approximately $83 million remaining under the share repurchase authorization.

Quarterly Income Statement Discussion

Gross margin decreased 150 basis points from the prior year to 80.0% of net sales. The decrease can be attributed to increased material and wage costs, the negative impact of currency exchange rates, higher inventory valuation adjustments and the loss of leverage on fixed-period costs due to lower net sales. Favorable changes in geographic sales mix partly offset these cost pressures.

Associate Incentives decreased 40 basis points from the prior year to 42.0% of net sales. The modest decrease reflects lower incentive and promotional expenses due lower net sales in the current-year quarter.

Selling, General and Administrative expenses increased 400 basis points from the prior year to 28.3% as a percentage of net sales. The relative increase is largely due to a loss of leverage on lower year-over-year net sales and costs related to our 30th Anniversary Convention where we had 4,000 in person attendees and more than 50,000 participating virtually. On an absolute basis, SG&A expenses decreased $0.6 million compared to the prior year.

The effective tax rate increased to 35.7% from the 32.3% reported in the prior-year quarter, largely due to the mix of taxable income by market and a true up to the year-to-date effective tax rate estimates.

Regional Financial Results

Asia Pacific Region
Net Sales	$183 million	•-17% vs. prior-year quarter •-11% constant currency vs. prior-year quarter •-13% constant currency sequentially •78% of consolidated net sales
Active Customers	362,000	•-18% vs. prior-year quarter •-17% sequentially

Asia Pacific Sub-Regions
Greater China
Net Sales	$110 million	•-11% vs. prior-year quarter •-6% constant currency vs. prior-year quarter
Active Customers	213,000	•-13% vs. prior-year quarter •-23% sequentially
North Asia
Net Sales	$26 million	•-22% vs. prior-year quarter •-10% constant currency vs. prior-year quarter
Active Customers	54,000	•-14% vs. prior-year quarter •-5% sequentially
Southeast Asia Pacific
Net Sales	$47 million	•-27% vs. prior-year quarter •-21% constant currency vs. prior-year quarter
Active Customers	95,000	•-29% vs. prior-year quarter •-8% sequentially

Greater China: Net sales and local currency sales in mainland China decreased 11% and 6% year-over-year, respectively, while Active Customers in this market were lower by 14%. COVID-related disruptions, including area-wide lockdowns, continued to negatively impact our business during the quarter. Sequentially, net sales and local currency sales in mainland China decreased 24% and 22%, respectively, while Active Customers declined 25%, due, in part, to the absence of promotional activity compared to the second quarter of 2022. We continue to believe in the significant and attractive long-term growth opportunity China presents.

North Asia: Net sales and local currency sales in South Korea decreased 22% and 10% year-over-year, respectively. This market continued to experience COVID-related disruptions, albeit to a lesser extent than mainland China. On a sequential basis, net sales and local currency sales declined 11% and 5%, respectively, due, in part, to the absence of promotional activity compared to the second quarter of 2022.

Southeast Asia Pacific: Several markets in this sub-region remain impacted by COVID-related restrictions and lockdowns. Additionally, consumer sentiment and purchasing behavior continues to be influenced by inflationary pressures and concerns around a slowdown in local economies. Local currency sales and Active Customers in Malaysia declined 29% and 40% year-over-year, respectively. Sequentially, local currency sales decreased 3% and Active Customers declined 18%. The Philippines reported local currency sales and Active Customer declines of 23% and 27%, respectively. On a sequential basis, local currency sales grew 15% and Active Customers declined 3%.

Americas and Europe Region
Net Sales	$51 million
•-5% vs. prior-year quarter
•-4% constant currency vs. prior-year quarter
•+9% constant currency sequentially
•22% of consolidated net sales
•Includes $2.3 million of Q3 2022 sales contribution from recent acquisitions

Active Customers	112,000	•-16% vs. prior-year quarter •-7 % sequentially

Americas and Europe Region: Despite a 12% year-over-year decline in Active Customers in the United States, net sales were flat year-over-year and increased 10% sequentially, due to sales from our 30th Anniversary Convention. Net sales and local currency sales in Canada declined 17% and 14% year-over-year, respectively.

Outlook and 2022 Operating Strategy

We are revising our consolidated net sales and earnings per share outlook for fiscal year 2022 as follows:

Fiscal Year 2022 Outlook
	Revised Range	Previous Range
Consolidated Net Sales	$955 - $975 million	$1,015 - $1,065 million
Diluted EPS	$3.15 - $3.40	$3.85 - $4.45

Our revised outlook for the year reflects:

•	An unfavorable currency exchange rate impact on net sales of approximately $52 million (previously $40 million)
•	An operating margin in the range of 9.8% and 10.4% (previously between 11% and 12%)
•	An annual effective tax rate between 34% and 35% (previously 33.5%)
•	An annualized diluted share count of 19.3 million (unchanged)

Our revised fiscal 2022 outlook reflects the lower Active Customer base at the end of the third quarter, along with continued expectations of COVID-related, inflationary and economic challenges in many of our markets. The revised guidance also incorporates our expectations that margins will continue to be pressured in the short- to mid-term.

We remain committed to our long-term strategic growth objectives, including: (1) enhancing the digital experience for our customers to improve the overall online shopping experience; (2) improving Associate onboarding and training to help drive and sustain customer growth; (3) exploring additional promotional and incentive offerings on a market-specific basis; (4) driving growth in our China market, which includes launching experience centers to help facilitate our strategic growth plan for this key market and; (5) pursuing accretive business development opportunities.

Kevin Guest
CEO

Douglas Hekking
CFO

Safe Harbor

This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; potential negative effects from geopolitical relations and conflicts, including the Russia-Ukraine conflict; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally, including increasing inflationary pressure around the world and any negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investor contact:	Andrew Masuda
Investor Relations
(801) 954-7210
investor.relations@usanainc.com

Media contact:	Dan Macuga
Public Relations
801-954-7280